Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-153578 on Form S-3 of our report dated March 31, 2008, relating to the consolidated financial statements and financial statement schedules of Cole Credit Property Trust II, Inc. and its subsidiaries appearing in the Annual Report on Form 10-K of Cole Credit Property Trust II, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

November 21, 2008